Exhibit 10.18
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.
PROMISSORY NOTE

$344,184.50	April 30, 2007 Durham, North Carolina
     FOR VALUE RECEIVED, the undersigned (“Maker”), promises to pay to DIGITAL RECORDERS, INC. (“Payee”) at P. O. Box 14068, Research Triangle Park, NC 27709-4068, the principal sum of Three Hundred Forty-Four Thousand One Hundred Eighty-Four Dollars and 50/100 ($344,184.50), payable as follows:
Principal shall be payable in four (4) equal annual installments of $86,046.12 each, with the first payment due April 30, 2008 and subsequent payments due April 30, 2009, April 30, 2010 and April 30, 2011. In addition, interest on the unpaid balance shall be paid in semi-annual installments at the prime rate of interest as published by the Wall Street Journal on the date of its issuance, such rate to be adjusted on the anniversary date of this Promissory Note.
     1. Subject to Offset. The obligation of Maker under this Note is subject to modification, offset or reduction as set forth in Sections 2.2(a) and 9.2(c) of the Share Purchase Agreement of even date herewith between Maker, Payee and Digital Audio Corporation.
     2. Default. This note and all other obligations and liabilities of the Maker to the Payee shall become immediately due and payable without notice or demand upon the occurrence of any of the following events with respect to Maker: filing of a voluntary or involuntary petition under any provision of the state or federal insolvency law (whether for bankruptcy, reorganization, arrangement, composition, extension, wage earner’s plan, or otherwise); application for or the appointment of a receiver; assignment for the benefit of creditors; entry of judgment or issuance of a warrant of attachment; appointment of a committee of creditors or a liquidating agent, or calling of a meeting of creditors; or an offer of composition or extension to creditors, or a breach in the terms of the security agreement, or a default in payment of any installment due hereunder if such default is not cured within fifteen (15) days of written notice thereof.
     3. Release and Modification. The Payee may renew or extend this note, release any party hereto, or waive or modify any provision hereof, without affecting the obligation of the Maker.
     4. Right of Prepayment. Maker shall have the right to prepay this note at any time without penalty.
     5. Captions. The use of captions in this note is for convenience only. Captions are not intended to be used for, nor shall any caption be used in, the interpretation or construction of this note.
     6. Collection. In the event this note is not paid when due at any stated or accelerated maturity, the Maker agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

DOLPHIN DIRECT EQUITY PARTNERS, LP

By:	Dolphin Advisors, LLC
Its managing general partner
By:	Dolphin Management Inc.
Its managing member

By:	/s/ Peter E. Salas

Name:	Peter E. Salas
Title:	President